Exhibit 5.1

Wolf, Block, Schorr and Solis-Cohen LLP
1605 Arch Street, 22nd Floor
Philadelphia, PA 19103
February 17, 2004

Orleans Homebuilders, Inc.
One Greenwood, Square, Suite 101
3333 Street Road
Bensalem, PA 19020

    Re:    Registration Statement on Form S-2

Ladies and Gentlemen:

        As counsel for Orleans Homebuilders, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of a Registration Statement on Form S-2 (the "Registration Statement") in connection with the proposed offer and sale of up to 2,300,000 shares of the Common Stock, $0.10 par value per share (the "Shares") of the Company, of which up to 2,050,000 Shares will be offered by the Company (the "Company Shares") and up to 250,000 Shares will be offered by selling shareholders (the "Selling Shareholders Shares"). The Shares will be sold pursuant to an Underwriting Agreement among the Company, the selling shareholders, and Deutsche Bank Securities Inc., Wachovia Capital Markets LLC and JMP Securities LLC, as representatives of the several underwriters.

        In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion. In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

        Based upon and subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized, and, when issued, sold and delivered as described in the Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable, and (ii) the Selling Shareholders Shares have been duly authorized and are validly issued, fully paid and non-assessable.

        We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Wolf, Block, Schorr and Solis-Cohen LLP